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                                                                     EXHIBIT 5.2

                                                                    May 11, 2007

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
No. 3055 Middle Fuxing Road
Baoding, Hebei Province,
People's Republic of China

Dear Sirs,

We are lawyers licensed to practice the law of the People's Republic of China (the "PRC") and are qualified to provide legal advices on the law of the PRC. For the purposes of this legal opinion, the "PRC" shall not include Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

We have acted as legal counsel on the law of the PRC to Yingli Green Energy Holding Company Limited (the "Company"), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company's Registration Statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), filed with Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of American Depositary Shares ("ADSs"), and (ii) the Company's proposed listing of its ADSs on the New York Stock Exchange (the "Listing"). We have been requested to give this opinion as to the matters set forth below.

In such capacity, we have examined the documents listed in Schedule I attached hereto for the purpose of this opinion. In our examination of these documents, we have assumed, with your consent, that (a) all documents submitted to us by the Company as copies conform to their originals and all documents submitted to us by the Company as originals are authentic; (b) all signatures, seals and chops on such documents are genuine; and (c) all facts and information stated or given in such documents are true and correct.

Based on the foregoing, we are of the opinion that:

1. On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce ("MOC"), the State Assets Supervision and Administration Commission ("SASAC"), the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission ("CSRC"), and the State Administration of Foreign Exchange ("SAFE"), jointly promulgated the Rules on the Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the "M&A Rules"), which became effective on September 8, 2006.


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     The M&A Rules require that a special purpose vehicle ("SPV"), defined as an offshore company directly or indirectly controlled by PRC domestic companies or natural person(s) and formed for the purposes of achieving overseas listing of interests in domestic companies actually owned by such PRC domestic companies or natural person(s), shall obtain an approval of the CSRC prior to the listing of its securities on an overseas stock exchange.

2. On September 21, 2006, pursuant to the M&A Rules and other PRC laws and regulations, the CSRC promulgated on its official website relevant guidelines with respect to the procedures and documents required in connection with the application for approvals on listing and trading of domestic enterprises' securities on overseas stock exchanges (the "Administrative Permit Guidelines"), which provide a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

3. The Company acquired a 51% equity interest in Baoding Tianwei Yingli New Energy Resources Co., Ltd. ("Tianwei Yingli") with cash consideration in accordance with applicable PRC laws and regulations and obtained all necessary approvals from PRC regulatory agencies, including the local counterparts of the SASAC, the MOFCOM and the SAFE, before September 8, 2006, the date on which the M&A Rules took effect. The Company subsequently increased the percentage of the equity interest it holds in Tianwei Yingli to 62.13% by subscribing for additional registered capital of Tianwei Yingli.

4. The Administrative Permit Guidelines include a principal approval letter from the MOC with respect to the acquisition of domestic companies by an SPV. Given that the principal approval letter from the MOC is a new requirement under the M&A Rules, our understanding is that as an SPV having completed its acquisition of the 51% equity interest in Tianwei Yingli with cash prior to the effectiveness of the M&A Rules, the Company is not required to obtain such a principal approval letter from the MOC.

5. Based on our understanding of current PRC laws, the M&A Rules and the Administrative Permit Guidelines, we are of the opinion that:

     (1)  The CSRC has jurisdiction over the Offering and the Listing;

     (2) Given that the Company had completed its acquisition of the 51% equity interest in Tianwei Yingli before September 8, 2006, the date on which the M&A Rules took effect, it is not necessary for the Company to submit application to and obtain the approval from the CSRC in connection with the listing and subsequent trading of the Company's ADSs on the New York Stock Exchange; and


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     (3)  If an application for the CSRC approval is required from the Company, the Company has a justifiable basis to request a waiver from the CSRC, if and when such procedures are established to obtain such a waiver.

     This opinion is rendered on the basis of the PRC law and regulatory practice effective as of the date hereof and there is no assurance that any of such laws or regulatory practice will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

     We hereby consent to the use of our name under the captions "Risk Factors", "Enforceability of Civil Liabilities", "Restructuring", "Related Party Transactions", "PRC Government Regulations" and "Legal Matters" in the Registration Statement, originally filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We hereby further consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Fangda Partners
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FANGDA PARTNERS


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                                   SCHEDULE I

1. Share transfer agreement, dated August 25, 2006, entered into by Baoding Yingli Group Co., Ltd. and Yingli Green Energy Holding Company Limited (the "Company");

2. Joint Venture Contract, dated August 25, 2006, entered into by Baoding Tianwei Baobian Electric Co., Ltd. ("Tianwei Baobian") and the Company;

3. Supplemental Contract to the Joint Venture Contract, dated October 10, 2006, entered into by Tianwei Baobian and the Company;

4. Supplemental Contract No. 2 to the Joint Venture Contract, dated November 13, 2006, entered into by Tianwei Baobian and the Company; and

5. Supplemental Contract No. 3 to the Joint Venture Contract, dated December 18, 2006, entered into by Tianwei Baobian and the Company.


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